
<ARTICLE> 5

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               SEP-30-1997<F6>
<CASH>                                        $385,950
<SECURITIES>                                         0
<RECEIVABLES>                                        0
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                              $385,950
<PP&E>                                     $12,921,309<F1><F2>
<DEPRECIATION>                              $(287,582)
<TOTAL-ASSETS>                             $13,019,677<F7>
<CURRENT-LIABILITIES>                         $203,500
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                    93,929,385
<OTHER-SE>                                           0
<TOTAL-LIABILITY-AND-EQUITY>               $13,019,677<F1>
<SALES>                                     $1,767,000<F1><F3>
<TOTAL-REVENUES>                            $1,767,000
<CGS>                                                0
<TOTAL-COSTS>                                 $785,912<F4>
<OTHER-EXPENSES>                                     0
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                               $981,088
<INCOME-TAX>                                  $981,088<F5>
<INCOME-CONTINUING>                                  0
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                  $981,088
<EPS-PRIMARY>                                     0.01
<EPS-DILUTED>                                     0.01

<F1>This value includes Retained Earnings of $(3,861,358)
and Paid-in Capital of $16,583,606.
<F2>This value includes Fixed Assets for all current subsidiaries and projects of Loch Harris, Inc., totaling $6,040,000, and Intangible Assets, Software Development, and Intellectual Property of $6,335,809.
<F3>This Value includes Invested and Other Income.
<F4>This Value includes Operating Expenses incurred in each of the current projects and subsidiaries of Loch Harris, Inc. and the Sales, General, and Administrative Costs (i.e. overhead) of the parent corporation.
<F5>No reservations have been made for Income Tax including the use of tax loss carry forwards reported presently at $3,785,000. Tax loss carry forwards are based on tax losses incurred in Natural Gas Exploration and Production and the change as reported in the previous quarter represents the natural loss of exemption due to non-use as determined by the Internal Revenue Service.
<F6>These statements are presented as Pro Forma values, and are unaudtited.
They represent all fiscal activity for September 30, 1997 and the three month period then ended. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items.
<F7>All assets are calculated on a cost basis.  The actual market value of the assets of Loch Harris, Inc. and its subsidiaries is as follows:

US Aerodyne, Ltd.                                   $ 2,450,000
Oklahoma and Texas Oil and Gas Leaseholds           $38,384,000
(Proven Developed, Proven Undeveloped, and Behind-the-Pipe Reserves)
AgraTech Tuli Joint Venture                         $   750,000
(See 8-K, August 28, 1997)
AgraTech International, Inc. Tuli Acquisition       $ 6,740,000

The actual value of Loch Harris, Inc. is presently $48,324,000, but the company reports on a cost basis, which totals $13,019,677.

